 Exhibit (h)(12)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of [Date], 2020, by and between (i) Alpha Architect ETF Trust, a Delaware statutory trust (the “Alpha Trust”), on behalf of its series, the UPHOLDINGS Compound Kings ETF (the “Acquiring Fund”); (ii) Upholdings Funds LLC, a Delaware series limited liability company (the “Upholdings LLC”), on behalf of its series, the Flagship Fund (the “Target Fund” and, together with the Acquiring Fund, the “Funds”); (iii) solely for the purposes of paragraphs 7.1 and 8.2. of this Agreement, Empowered Funds, LLC (“Empowered Funds”), the investment adviser of the Acquiring Fund; and (iv) solely for purposes of paragraphs 7.2 and 8.2. of this Agreement, Upholdings Group LLC (“Upholdings Group”), the investment adviser of the Target Fund. All agreements, representations, actions and obligations described herein made or to be taken or undertaken by the Acquiring Fund are made and shall be taken or undertaken by Alpha Trust on behalf of the Acquiring Fund and all agreements, representations, actions and obligations described herein made or to be taken or undertaken by the Target Fund are made and shall be taken or undertaken by Upholdings LLC on behalf of the Target Fund.

This Agreement is intended to be and is adopted as “transfer to corporation controlled by transferor” as described in Treasury Regulation Section 1.351-1(a)(1) for purpose of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization will consist of the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Target Fund, and the distribution of the Acquiring Fund Shares to the investors of the Target Fund in redemption of all outstanding Target Fund Interests (as defined below) and in complete liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, the Acquiring Fund is (or will be by the Effective Time, as defined in paragraph 3.1) a separate series of Alpha Trust, which is a registered open-end management investment company, the Target Fund is a separate series of Upholdings LLC, which has operated pursuant to an exemption from registration as an investment company, and the Target Fund owns securities, positions and other assets in which the Acquiring Fund is permitted to invest; and

WHEREAS, the Acquiring Fund was formed for the purpose of acquiring the Target Fund and, at the time of the Closing (defined below) will not have any shareholders; and

WHEREAS, the Target Fund and the Acquiring Fund are each authorized to issue their shares of beneficial interest; and

WHEREAS, the Board of Trustees of Alpha Trust has determined, with respect to the Acquiring Fund, that participation in the Reorganization is in the best interest of the Acquiring Fund; and

WHEREAS, the Managing Member of Upholdings LLC has determined, with respect to the Target Fund, that: (1) participation in the Reorganization is in the best interests of the Target Fund and its investors, and (2) the interests of the existing investors of the Target Fund would not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.       THE REORGANIZATION AND FUND TRANSACTIONS

1.1       The Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations, covenants and warranties contained herein, at the Effective Time (as defined in paragraph 3.1), Upholdings LLC shall assign, deliver and otherwise transfer all of the Assets (as defined in paragraph 1.2) of the Target Fund to the Acquiring Fund, and Alpha Trust shall assume all of the Liabilities (as defined in paragraph 1.3) of the Target Fund on behalf of the Acquiring Fund. In consideration of the foregoing, at the Effective Time, the Acquiring Fund shall deliver to the Target Fund full and fractional Acquiring Fund Shares (to the third decimal place). The number of Acquiring Fund Shares to be delivered shall be determined as set forth in paragraph 2.3. This Agreement shall govern only the Target Fund and the Target Fund Interests, and shall not concern such other series of Upholdings LLC.

1.2       Assets of the Target Fund. The assets of the Target Fund to be acquired by the Acquiring Fund (the “Assets”) shall consist of all assets, including, without limitation, all cash, cash equivalents, securities, commodities and futures interests, claims (whether absolute, contingent, known or unknown, accrued or unaccrued, and including, without limitation, any interest in pending or future legal claims in connection with past or present holdings, whether in the form of class action claims, opt-out, or other direct litigation claims or regulator or government established investor recovery funds claims and any and all resulting recoveries), dividends or interest or other receivables that are owned by the Target Fund, copies of all books and records of the Target Fund on the Closing Date, and any deferred or prepaid expenses shown on the unaudited statement of assets and liabilities of the Target Fund prepared as of the effective time of the Closing (the “Closing Statement of Assets and Liabilities”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied consistently with those of the Target Fund’s most recent audited statement of assets and liabilities, if any. The Assets of the Target Fund shall be delivered free and clear of all liens, encumbrances, hypothecations and claims whatsoever, and there shall be no restrictions on the full transfer thereof.

1.3       Liabilities of the Target Fund. The Target Fund will use commercially reasonable efforts to discharge all of its known liabilities and obligations prior to the Valuation Time consistent with its obligation to continue to pursue its investment objective and strategies in accordance with the terms of its offering documents. The Acquiring Fund will assume all of the Target Fund’s liabilities and obligations of any kind whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, in existence on the Closing Date (collectively, the “Liabilities”).

1.4       Distribution of Acquiring Fund Shares and Liquidation of the Target Fund. At the Effective Time (or as soon thereafter as is reasonably practicable), the Target Fund will distribute the Acquiring Fund Shares received from the Acquiring Fund pursuant to paragraph 1.1, pro rata to the record holders of the interests of the Target Fund determined as of the Effective Time (the “Target Fund Investors”) in complete liquidation of the Target Fund. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Target Fund Investors. The aggregate net asset value of the Acquiring Fund Shares to be so credited to the Target Fund Investors shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of the Target Fund (the “Target Fund Interests”) owned by Target Fund Investors at the Effective Time. All issued and outstanding interests of the Target Fund will simultaneously be redeemed and canceled on the books of the Target Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with such exchange. Following the steps outlined above in this Article 1.4, the Target Fund shall completely liquidate.

1.5       Recorded Ownership of Acquiring Fund Shares. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s Transfer Agent (as defined in paragraph 3.3).

1.6       [Intentionally Omitted.]

1.7       Filing Responsibilities of the Target Fund. Any reporting responsibility of the Target Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund up to and including the Closing Date and such later date as the Target Fund’s existence is terminated.

1.8       Sole Shareholder Consent. Prior to the Closing Date, the Acquiring Fund will issue one share of beneficial interest of the Acquiring Fund (the “Initial Share”) to Empowered Funds, LLC or one of its affiliates (the “Sole Shareholder”) in exchange for a nominal amount for the sole purpose of allowing the Sole Shareholder to approve certain matters to facilitate the organization of the Acquiring Fund. Prior to the Closing, the Initial Share will be redeemed and cancelled by the Acquiring Fund in exchange for an amount equal to the consideration received by the Acquiring Fund for such Initial Share.

2.       VALUATION

2.1.       Net Asset Value of the Target Fund. The net asset value of the Target Fund Interests shall be the net asset value computed as of the Valuation Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Target Fund. Notwithstanding the foregoing, to the extent any of the Target Fund’s holdings are not traded on a major US stock exchange (e.g., and require fair valuation), the Alpha Trust and the Target Fund shall agree in writing on the valuation of such holdings.

2.2.       Net Asset Value of the Acquiring Fund. The net asset value of the Acquiring Fund Shares shall be the net asset value computed as of the Valuation Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund.

2.3.       Calculation of Number of Acquiring Fund Shares. The number of Acquiring Fund Shares to be issued in connection with the Reorganization shall be determined by: dividing the value of the per share net asset value of the Target Fund Interests, determined in accordance with the valuation procedures referred to in paragraph 2.1, by the per share net asset value of the Acquiring Fund Shares, determined in accordance with the valuation procedures referred to in paragraph 2.2. The parties agree that the intent of this calculation is to ensure that the aggregate net asset value of the Acquiring Fund Shares to be so credited to Target Fund Investors shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of the Target Fund Interests owned by Target Fund Investors at the Effective Time.

2.4.       Determination of Value. All computations of value hereunder shall be made in accordance with each Fund’s regular practice and the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and shall be subject to confirmation by each Fund’s respective independent registered public accounting firm upon reasonable request of the other Fund. Upholdings LLC and Alpha Trust agree to use commercially reasonable efforts to resolve prior to the Valuation Time any material pricing differences for prices of portfolio securities of the Target Fund which are to be acquired by the Acquiring Fund.

2.5.       Valuation Time. The Valuation Time shall be the close of regular trading on the New York Stock Exchange (“NYSE”)) on the business day immediately preceding the Closing Date (as defined in paragraph 3.1) (the “Valuation Time”).

3.       CLOSING

3.1.       Closing. The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the principal office of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202 on or about [Closing Date], 2020, or at such other place and/or on such other date as to which the parties may agree (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place immediately prior to the opening of business on the Closing Date unless otherwise provided herein or otherwise agreed to by the parties (the “Effective Time”).

3.2.       Transfer and Delivery of Assets. Upholdings LLC shall direct Interactive Brokers LLC (the “Custodian” or “Interactive Brokers”) as custodian for the Target Fund, to deliver, at the Closing, a certificate of an authorized officer stating that: (i) the Assets were delivered in proper form to the Acquiring Fund immediately prior to the Effective Time, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Target Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by Interactive Brokers, on behalf of the Target Fund, to U.S. Bank National Association (“U.S. Bank”), as custodian for the Acquiring Fund. Such presentation shall be made for examination no later than five (5) business days preceding the Effective Time and shall be transferred and delivered by the Target Fund as of the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. Interactive Brokers, on behalf of the Target Fund, shall deliver to U.S. Bank, as custodian of the Acquiring Fund, as of the Effective Time by book entry, in accordance with the customary practices of Interactive Brokers and of each securities depository, the Target Fund’s Assets deposited with such depositories. The cash to be transferred by the Target Fund shall be delivered by wire transfer of Federal funds at the Effective Time.

3.3.       Share Records. Upholdings LLC shall deliver to the Acquiring Fund an officer’s certificate stating that Upholdings LLC’s records contain the names and addresses of the Target Fund Investors and the number and percentage ownership (to three decimal places) of outstanding Target Fund Interests owned by each such Target Fund Investor immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Managing Member of the Target Fund prior to the Effective Time a confirmation evidencing that the appropriate number of Acquiring Fund Shares will be credited to the Target Fund at the Effective Time, or provide other evidence satisfactory to the Target Fund as of the Effective Time that such Acquiring Fund Shares have been credited to the Target Fund’s accounts on the books of the Acquiring Fund.

3.4.       Postponement of Valuation Time. In the event that at the Valuation Time the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Target Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the mutual judgment of the Managing Member of Upholdings LLC and the Board of Trustees of Alpha Trust, accurate appraisal of the value of the net assets of the Target Fund or the Acquiring Fund, respectively, is impracticable, the Valuation Time shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5.       Statement of Assets and Liabilities. The Target Fund will prepare and deliver to the Acquiring Fund on the second business day prior to the Closing Date an estimated preliminary statement of known assets and liabilities of the Target Fund as of such date for review and agreement by the Funds. The Target Fund will deliver at Closing: (i) an updated statement of known assets and liabilities of the Target Fund; and (ii) a list of the Target Fund’s portfolio assets showing the tax basis of each of the Target Fund’s assets by lot and the holding periods of such assets, each of (i) and (ii) as of the Valuation Time, and certified by the Managing Member.

4.       REPRESENTATIONS AND WARRANTIES

4.1.       Representations and Warranties of the Target Fund. Except as has been fully disclosed to the Acquiring Fund in a written instrument executed by the Managing Member of Upholdings LLC, Upholdings LLC represents and warrants to Alpha Trust as follows:

a.       The Target Fund is a duly established series of Upholdings LLC, which is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with power under its Operating Agreement, as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted and to carry out the Agreement.

b.       Upholdings LLC and the Target Fund are qualified to do business in all jurisdictions in which they are required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on Upholdings or the Target Fund.

c.       The Target Fund, although it is not registered as an investment company with the Commission, has been operated since its commencement of operations on March 1st, 2019 in compliance in all material respects with the 1940 Act and the rules and regulations promulgated thereunder.

d.       No consent, approval, authorization or order of any court or government authority under U.S. federal law, the Delaware Limited Liability Company Act, or any state securities laws, is required to be obtained for the consummation by the Target Fund and Upholdings LLC of the transactions contemplated herein, except as have been obtained.

e.       The Target Fund’s current offering documents and the offering documents of the Target Fund used at all times prior to the date of this Agreement do not or did not at the time of their use include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

f.       At the Effective Time, the Target Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof.

g.       All issued and outstanding interests of the Target Fund are duly authorized and validly issued and outstanding, fully paid, and non-assessable by Upholdings LLC.

h.       Upholdings LLC is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of Delaware law; (ii) a violation or breach of its Operating Agreement, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which it is bound, (iii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Fund is a party or by which it is bound, or (iv) the creation or imposition of any lien, charge or encumbrance on any property or assets of the Target Fund.

i.       All material contracts or other commitments of the Target Fund (other than this Agreement and the investment contracts, including options, futures, forward contracts and other similar instruments that have been enumerated to the Acquiring Fund in writing) will terminate with respect to the Target Fund without liability or obligation to the Target Fund on or prior to the Effective Time. For the avoidance of doubt, any such contracts or other commitments may remain with respect to other series of Upholdings LLC, or may be amended or assigned in order to apply to any other series of Upholdings LLC, provided that they are fully terminated with respect to the Target Fund.

j.       Except as otherwise disclosed to and accepted by the Acquiring Fund in writing, no action, suit, litigation or administrative proceeding or investigation of or before any court, arbitrator, or governmental body is presently pending or, to its knowledge, threatened against Upholdings LLC, the Target Fund or any of the Target Fund’s properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Target Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any unsatisfied judgment, injunction, order, decree, regulatory restriction, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

k.       The financial statements of the Target Fund as of September 30, 2020 have been audited by Spicer Jeffries LLP, an independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Target Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

l.       Since September 30, 2020, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, except as otherwise disclosed to and accepted by the Acquiring Fund in writing.

m.       At the Effective Time, all Federal and other tax returns, dividend reporting forms, information returns, and other tax-related reports of the Target Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted with respect to such returns.

n.       The Target Fund is characterized and treated as a partnership under the Code and has always been so characterized since the formation of the Target Fund.

o.       The Target Fund is characterized as an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) of the Code and has always been so characterized since the formation of the Target Fund.

p.       As of the Valuation Time, the Assets of the Target Fund will consist of a “diversified portfolio of stocks and securities” (within the meaning of Treasury Regulation § 1.351-1(c)(6)(i)).

q.       No Target Fund Investor contributed to the Target Fund any property other than money, and no partner has been a transferor or transferee in a nonrecognition transaction involving the transfer of an interest in the Target Fund with respect to which the transferor was not an “eligible partner” defined in Section 731(c)(3)(C)(iii) of the Code.

r.       No Target Fund Investor is a “C corporation” within the meaning of Treasury Regulations Section §§ 1.337(d)-6(a)(2)(i) and 1.337(d)-7(a)(2)(i) or a partnership in which such a C corporation is a direct or indirect partner.

s.       As of the Valuation Time, the aggregate tax basis of the Target Fund’s Assets will exceed the aggregate amount of the Target Fund’s Liabilities.

t.        All of the issued and outstanding Target Fund Interests will, at the Effective Time, be held by the persons and in the amounts set forth in the records of Upholdings, LLC, on behalf of the Target Fund, as provided in paragraph 3.3. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Target Fund Interests.

u.        The tax representation certificate to be delivered by the Target Fund to Practus, LLP at the Closing pursuant to Paragraph 6.2(f) hereof (the “Target Fund Tax Representation Certificate”) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

v.       The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Managing Member of the Target Fund, and, subject to the approval of the Managing Member of the Target Fund, this Agreement will constitute a valid and binding obligation of the Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

w.       The Target Fund is in compliance in all material respects with, and since its inception on March 1st, 2020 through the date of this Agreement has been in compliance in all materials respects with, to the extent applicable, the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and all rules and regulations under each of the foregoing, and state securities laws and regulations.

x.       The Target Fund has no unamortized or unpaid organizational fees or expenses.

y.       The information to be furnished by the Target Fund for use in applications for orders, registration statements or proxy materials or for use in any other document filed or to be filed with any federal, state, or local regulatory authority (including any national securities exchange or FINRA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

z.       The Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

aa. The books and records of the Target Fund are true and correct in all material respects and contain no material omissions with respect to information required to be maintained under the laws, rules and regulations applicable to the Target Fund.

4.2.       Representations and Warranties of the Acquiring Fund. Except as has been fully disclosed to the Target Fund in a written instrument executed by an officer of Alpha Trust, Alpha Trust represents and warrants to Upholdings LLC as follows:

a.       The Acquiring Fund is a duly established series of Alpha Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, to own all of its properties and assets and to carry on its business as it is presently conducted.

b.       At the Effective Time, Alpha Trust will be registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act will be in full force and effect.

c.       No consent, approval, authorization, or order of any court or governmental authority under U.S. federal law or the Delaware Statutory Trust Act is required to be obtained for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws.

d.       At the Effective Time of the Reorganization, the Acquiring Fund is in compliance, in all material respects, with the terms of its exemptive application received pursuant 1940 Act, all applicable listing and conduct rules of the national securities exchange on which the shares are listed and any exemptive or no-action relief from any provisions of, or rules or regulations under, the 1934 Act or 1933 Act, upon which the Acquiring Fund relies.

e.       The current prospectus, statement of additional information, shareholder reports, marketing and other related materials of the Acquiring Fund conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

f.       Alpha Trust is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Delaware law or a material violation of Alpha Trust’s Declaration of Trust and By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.

g.       Except as otherwise disclosed to and accepted by the Target Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquiring Fund, or the Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings and are not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

h.       Prior to the Effective Time, the Acquiring Fund will not have carried on any business activity and will not have any assets or liabilities and, accordingly, the Acquiring Fund will not have commenced operations, prepared books of account and related records or financial statements or carried on any business activities, except as necessary to facilitate the organization of the Acquiring Fund as a new series of Alpha Trust prior to its commencement of operations. Except with respect to the consideration received in exchange for the issuance of the Initial Share, the Acquiring Fund has not owned any assets and will not own any assets prior to the Closing. As of the time immediately prior to the Closing, there will be no issued or outstanding securities issued by the Acquiring Fund.

i.       The Acquiring Fund will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company, will elect to be treated as such, and will compute its federal income tax under Section 852 of the Code for the period beginning on the Closing Date, and it intends to continue to qualify for such treatment for subsequent taxable years. The Acquiring Fund will be treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code for the taxable year that includes the Closing Date. The Acquiring Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken, which action or failure could cause the Acquiring Fund to fail to qualify as a regulated investment company for its taxable year that includes the Closing Date. The Acquiring Fund has no earnings and profits accumulated in any taxable year.

j.       The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Board of Trustees of Alpha Trust, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

k.       The Acquiring Fund Shares to be issued and delivered to the Target Fund, for the account of the Target Fund Investors, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and, upon receipt of the Target Fund’s Assets in accordance with the terms of this Agreement, will be fully paid and non-assessable by Alpha Trust. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquiring Fund, nor is there outstanding any security convertible into any of the Acquiring Fund’s shares.

l.       The tax representation certificate to be delivered by the Acquiring Fund to Practus, LLP at the Closing pursuant to Paragraph 6.1(f) hereof (the “Acquiring Fund Tax Representation Certificate”) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

5.       COVENANTS AND AGREEMENTS

5.1.       Conduct of Business. The Target Fund will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2.       No Distribution of Acquiring Fund Shares other than the Liquidating Distribution. The Target Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.       Information. The Target Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Target Fund Interests.

5.4.       Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Target Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Neither Fund shall take any action that is inconsistent with the representations set forth herein or, with respect to the Target Fund in the Target Fund Tax Representation Certificate and, with respect to the Acquiring Fund, in the Acquiring Fund Tax Representation Certificate.

5.1.       Liquidating Distribution. As soon as is reasonably practicable after the Closing, the Target Fund will make a liquidating distribution to the Target Fund Investors consisting of the Acquiring Fund Shares received at the Closing.

5.2.       [Intentionally Omitted]

5.3.       Other Instruments. The Target Fund and the Acquiring Fund, each covenant that they will, from time to time, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Target Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.4.       Regulatory Approvals. The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Effective Time.

6.       CONDITIONS PRECEDENT

6.1       Conditions Precedent to Obligations of the Target Fund. The obligations of the Target Fund, to consummate the transactions provided for herein shall be subject, at Upholdings LLC’s election, to the following conditions:

a.       All representations, covenants and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

b.       Alpha Trust shall have delivered to the Target Fund a certificate executed in the name of Alpha Trust by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Managing Member of Upholdings LLC, and dated as of the Effective Time, to the effect that the representations, covenants and warranties of Alpha Trust, on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Managing Member of Upholdings LLC shall reasonably request.

c.       The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, on or before the Effective Time unless waived pursuant to the terms hereof.

d.       The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

e.       The Acquiring Fund’s registration statement on Form N-1A filed by Alpha Trust with the Commission to register the offer of shares of the Acquiring Fund will be in effect on the Closing Date.

f.       Alpha Trust, on behalf of the Acquiring Fund, shall have delivered to Practus, LLP the Acquiring Fund Tax Representation Certificate, satisfactory to Practus, LLP, in a form mutually acceptable to the Target Fund and Alpha Trust, concerning certain tax-related matters.

g.       Upholdings LLC, on behalf of the Target Fund, shall have received on the Closing Date the opinion of Pellegrino, LLC, counsel to Alpha Trust (which may reasonably rely as to matters governed by the laws of the State of Delaware on an opinion of Delaware counsel) (each such opinion may reasonably rely on certificates of officers or Trustees of Alpha Trust) dated as of the Closing Date, covering the following points:

i.	The Agreement has been duly authorized, executed and delivered by Alpha Trust, on behalf of the Acquiring Fund, and, assuming due authorization, execution and delivery of the Agreement by Upholdings LLC, on behalf of the Target Fund, is a valid and binding obligation of Alpha Trust, on behalf of the Acquiring Fund, enforceable against the Acquiring Fund in accordance with its terms; and

ii.	To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by Alpha Trust or the Acquiring Fund of the transactions contemplated by the Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations under those Acts (it being understood that counsel has made no independent investigation or analysis with respect to state securities laws and is not opining thereon).

6.2       Conditions Precedent to Obligations of the Acquiring Fund. The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at Alpha Trust’s election, to the following conditions:

a.       All representations and warranties of the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

b.       Upholdings LLC shall have delivered to the Acquiring Fund the Target Fund’s financial statements, as of the Effective Time, which is prepared in accordance with GAAP and certified by the Managing Member of Upholdings LLC.

c.       Upholdings LLC shall have delivered to the Acquiring Fund to the Acquiring Fund (i) a statement of the Target Fund’s Assets, together with a list of portfolio securities of the Target Fund showing the adjusted tax basis of such securities by lot and the holding periods of such securities, as of the Closing, certified by the Managing Member of Upholdings LLC, (ii) the FIN 48 Workpapers, and (iii) to the extent permitted by applicable law, all information pertaining to, or necessary or useful in the calculation or demonstration of, the investment performance of the Target Fund.

d.       Upholdings LLC shall have delivered to the Acquiring Fund a certificate executed in the name of Upholdings LLC by the Managing Member, in a form reasonably satisfactory to the Acquiring Fund and dated as of the Effective Time, to the effect that the representations, covenants and warranties of the Target Fund, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as Alpha Trust shall reasonably request.

e.       The Target Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Target Fund, on or before the Effective Time.

f.       The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

g.       Target Fund shall have delivered to Practus, LLP the Target Fund Tax Representation Certificate, satisfactory to Practus, LLP, in a form mutually acceptable to the Target Fund and Alpha Trust, concerning certain tax-related matters.

h.       Alpha Trust, on behalf of the Acquiring Fund, shall have received on the Closing Date the opinion of Morgan, Lewis & Bockius LLP, counsel to Upholdings LLC (or local Delaware counsel with respect to matters governed by the laws of the State of Delaware) (each such opinion may reasonably rely on certificates of officers of Upholdings LLC) dated as of the Closing Date, covering the following points:

i.       Upholdings LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of the Target Fund’s properties and assets, and to carry on its business, including that of the Target Fund, as presently conducted;

ii.       The Agreement has been duly authorized, executed and delivered by Upholdings LLC, on behalf of the Target Fund, and, assuming due authorization, execution and delivery of the Agreement by Alpha Trust, on behalf of the Acquiring Fund, is a valid and binding obligation of the Upholdings LLC, on behalf of the Target Fund, enforceable against Upholdings LLC in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

iii.       The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of Upholdings LLC’s Operating Agreement, or any provision of any agreement (known to such counsel) to which Upholdings LLC is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to Alpha Trust, judgment or decree to which Upholdings LLC is a party or by which it is bound;

iv.       To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required to be obtained by Upholdings LLC in order to consummate the transactions contemplated herein;

v.       To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to Upholdings LLC or the Target Fund or any of their respective properties or assets, and neither Upholdings LLC nor the Target Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.3       Other Conditions Precedent. If any of the conditions set forth in this paragraph 6.3 have not been satisfied on or before the Effective Time, the Target Fund or the Acquiring Fund shall, at their option, not be required to consummate the transactions contemplated by this Agreement.

a.       The Agreement and the transactions contemplated herein shall have been approved by (i) the Managing Member of Upholdings LLC in accordance with Upholdings LLC’s Operating Agreement, and (ii) to the extent required, the member investors of the Target Fund. Notwithstanding anything herein to the contrary, neither Upholdings LLC, on behalf of the Target Fund, nor Alpha Trust on behalf of the Acquiring Fund, respectively, may waive the conditions set forth in this paragraph 6.3(a).

b.       At the Effective Time, no action, suit or other proceeding shall be pending or, to the knowledge of Upholdings LLC, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

c.       All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the parties to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Target Fund, provided that either party hereto may for itself waive any of such conditions.

d.       Upholdings LLC and Alpha Trust shall have received an opinion of Practus, LLP as to federal income tax matters substantially to the effect that, based on the facts, representations, assumptions stated therein and in the Target Fund Tax Representation Certificate and the Acquiring Fund Tax Representation Certificate and further conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes with respect to the Reorganization:

i.       The Acquiring Fund will recognize no gain or loss on its receipt of the assets held in the Target Fund’s account received in exchange for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

ii.       The Acquiring Fund’s basis in the assets received from the Target Fund will equal the basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(a) of the Code, provided, however, if the Target Fund’s aggregate adjusted tax bases of the assets being transferred to the Acquiring Fund exceeds the fair market value of such property immediately after the Reorganization, then the Acquiring Fund’s adjusted basis of such assets will not exceed the fair market value of such property immediately after the Reorganization pursuant to Section 362(e)(2)(A) of the Code provided, however, if the Target Fund takes the position that Proposed Treasury Regulation § 1.475(a)-2 applies to the transfer of its assets to the Acquiring Fund, then the basis of the assets in the hands of the Acquiring Fund will equal the fair market value of such assets as of the Closing.

iii.       The Acquiring Fund’s holding period of the assets received from the Target Fund in the Reorganization will include the period during which the Target Fund held the assets pursuant to Section 1223(2) of the Code.

No opinion will be expressed (a) as to the effect of the Reorganization on the Target Fund, Alpha Trust or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes under a mark-to-market system of accounting (i) at the end of a taxable year or (ii) on the transfer of any such asset (or termination thereof) or (b) as to any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Such opinion shall be based on customary assumptions, limitations and such representations as Practus, LLP may reasonably request, and the Target Fund and Acquiring Fund will cooperate to make and certify the accuracy of such representations. Such opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein. Notwithstanding anything herein to the contrary, neither party may waive the condition set forth in this paragraph 6.3(d).

e.       Interactive Brokers shall have delivered such certificates or other documents as set forth in paragraph 3.2.

f.       Upholdings LLC shall have delivered such certificates or other documents as set forth in paragraph 3.3.

g.       The Acquiring Fund shall have issued and delivered to the Managing Member of the Target Fund the confirmation as set forth in paragraph 3.3.

h.       Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

7.       INDEMNIFICATION

7.1.       Indemnification by the Acquiring Fund. Empowered Funds agrees to indemnify and hold harmless the Target Fund, and its officers, employees and agents (the “Target Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Target Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any material breach by the Acquiring Fund, Alpha Trust or Empowered Funds of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or the Acquiring Fund’s trustees, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Target Fund or its respective trustees, officers, employees or agents.

7.2.       Indemnification by the Target Fund. Upholdings Group, out of its own assets, agrees to indemnify and hold harmless the Acquiring Fund, and its trustees, officers, employees and agents (the “Acquiring Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which Acquiring Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any material breach by the Target Fund or the Target Trust of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Target Fund or the Target Fund Investors, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of the Acquiring Fund or its respective trustees, officers, employees or agents.

8.       BROKERAGE FEES AND EXPENSES

8.1.       No Broker or Finder Fees. The Acquiring Fund and the Target Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

8.2.       Expenses of Reorganization. The expenses relating to the proposed Reorganization, whether or not consummated, will be borne by Upholdings Group with respect to the expenses related to the Upholdings LLC and the Target Fund, and with respect to the expenses related to Alpha Trust and the Acquiring Fund. The costs of the Reorganization shall include, but not be limited to: (1) the winding down the operations and terminating the existence of the Target Fund; (2) legal fees of counsel to the Target Fund and the Acquiring Fund, including those incurred in connection with the preparation of legal opinions, and accounting fees with respect to the Reorganization; (3) brokerage fees with respect to (a) the Target Fund’s sale of all of its securities, and (b) the Acquiring Fund’s purchase of the same or similar securities to those sold by the Target Fund, in each case in connection with the proposed Reorganization; and (4) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code or cause the Acquiring Fund to be treated as recognizing income for federal income tax purposes.

9.       AMENDMENTS AND TERMINATION

9.1.       Amendments. This Agreement may be amended, modified or supplemented in a writing signed by the parties hereto to be bound by such Amendment.

9.2.       Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by either party, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of the Board of Trustees of Alpha Trust or the Managing Member of Upholdings LLC, make proceeding with the Agreement inadvisable.

10.       NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to Upholdings LLC:

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Andrew Budreika, Esq.

If to Alpha Trust:

213 Foxcroft Road

Broomall, Pennsylvania 19008

Attn: Wesley R. Gray

With copies (which shall not constitute notice) to:

Pellegrino, LLC

303 West Lancaster Avenue, Suite 302

Wayne, PA 19087

With copies (which shall not constitute notice) to:

Practus, LLP

(Attention Robert Elwood)

11300 Tomahawk Creek Parkway

Suite 310

Leawood, KS 66211

11.       MISCELLANEOUS

11.1.       Entire Agreement. The parties agree that neither party has made any representation, warranty or covenant not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

11.2.       Survival. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith, and the obligations with respect to indemnification of the Target Fund and Acquiring Fund contained in paragraphs 7.1 and 7.2, shall survive the Closing.

11.3.       Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.5.       Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

11.7.       Scope. It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of their respective directors or trustees, shareholders, nominees, officers, agents, or employees personally, but shall bind only the property of, Empowered Funds, Upholdings Group, the Target Fund, or Alpha Trust (as provided in its Agreement and Declaration of Trust). The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of such party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

Upholdings Funds, LLC,
on behalf of its series, Flagship Fund

By:
Name:	Robert Cantwell
Title:	Executive Managing Member

ALPHA ARCHITECT ETF TRUST,
on behalf of its series, Upholdings Compound Kings ETF

By:
Name:	Wesley R. Gray
Title:	Principal Executive Officer

Empowered Funds, LLC
solely for the purposes of paragraphs 7.1 and 8.2. of this Agreement

By:
Name:	Patrick Cleary
Title:	Managing Member

Upholdings Group, LLC
solely for the purposes of paragraph 7.2 and 8.2. of this Agreement

By:
Name:	Robert Cantwell
Title:	Executive Managing Member